Exhibit 7.4

AMENDMENT NO. 1 TO INVESTOR RIGHTS AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of December 31, 2015, is made by and between Tuniu Corporation, a company incorporated under the laws of the Cayman Islands (the “Company”), and HNA Tourism Holding (Group) Co., Ltd., a company incorporated under the laws of the People’s Republic of China (“HNA”).

RECITALS

A.	The Company and HNA entered into a subscription agreement, dated as of November 20, 2015 (the “Subscription Agreement”), pursuant to which HNA agreed to acquire certain shares of the Company as specified therein, with a closing (“Closing”) contemplated to take place on the later of December 18, 2015 or the second business day following the day on which the last of the closing conditions specified in Section 1.3 of the Subscription Agreement is satisfied or waived, unless otherwise agreed by the Company and HNA.

B.	The Company and HNA entered into an Investor Rights Agreement dated as of November 20, 2015 (the “IRA”), which provided HNA with the right to designate a director (“HNA Director”) and nominate an Independent Director (as defined under the IRA), and specified that the Company shall arrange for the appointment or election of such director and Independent Director to the Company’s board of directors as soon as practicable after the closing but in no event later than December 31, 2015.

C.	Due to changes in circumstances, the Closing has not taken place as of the date of this Amendment, as a result of which the Company needs more time to appoint or elect each of the HNA Director and the Independent Director.

NOW, THEREFORE, each of the Company and HNA hereby agrees as follows:

1.	Amendment to Section 2.01(a) of the IRA. The reference to “December 31, 2015” shall be replaced with “January 31, 2016” so that Section 2.01(a) of the IRA is hereby amended and restated to read in its entirety as follows (the amended portion is underlined and highlighted in yellow):

“(a) For as long as HNA, together with its Affiliates, beneficially owns a number of Company Securities that equals to 70% or more of the aggregate number of Company Securities it purchased under the Subscription Agreement, HNA shall be entitled to designate one (1) director to the Board of the Company (such director, or such other individual who may be designated by HNA from time to time, the “HNA Director”), and the Company shall arrange for the appointment or election of such HNA Director to the Board as soon as practicable after the Closing but in no event later than January 31, 2016, including convening a meeting of the Board or obtaining unanimous signed Board resolutions pursuant to the Memorandum and Articles and appointing such HNA Director to the Board, and in the case of an election, (i) nominating such individual to be elected as a director as provided herein, (ii) recommending to the Shareholders the election of such HNA Director to the Board in any meeting of Shareholders to elect directors, including soliciting proxies in favor of the election of the HNA Director, (iii) including such nomination and recommendation regarding such individual in the Company’s notice for any meeting of Shareholders to elect directors, and (iv) if necessary, expanding the size of the Board in order to appoint the HNA Director; provided, however, that the HNA Director candidate shall be subject to the approval of the Board, which approval shall not be unreasonably withheld.”

2.	Amendment to Section 2.02(a) of the IRA. The reference to “December 31, 2015” shall be replaced with “January 31, 2016” so that Section 2.02(a) of the IRA is hereby amended and restated to read in its entirety as follows (the amended portion is underlined and highlighted in yellow):

“For as long as HNA, together with its Affiliates, beneficially owns a number of Company Securities that equals to 70% or more of the aggregate number of Company Securities it purchased under the Subscription Agreement, in addition to the HNA Director, HNA shall also be entitled to nominate one (1) director to the Board of the Company who qualifies as an “independent director” under the independence requirements of Rule 5605(a)(2) of the NASDAQ Stock Market Rules (such requirements, the “Independence Requirements” and such director, or such other individual who may be nominated by HNA from time to time, the “Independent Director”), and the Company shall arrange for the appointment or election of such Independent Director to the Board as soon as practicable after the Closing but in no event later than January 31, 2016, including convening a meeting of the Board or arranging to obtain unanimous signed Board resolutions pursuant to the Memorandum and Articles regarding the appointment of such Independent Director to the Board, and in the case of an election, (i) nominating such individual to be elected as a director as provided herein, (ii) recommending to the Shareholders the election of such Independent Director to the Board in any meeting of Shareholders to elect directors, including soliciting proxies in favor of the election of the Independent Director, (iii) including such nomination and recommendation regarding such individual in the Company’s notice for any meeting of Shareholders to elect directors and (iv) if necessary, expanding the size of the Board in order to appoint the Independent Director; provided, however, that the Independent Director candidate shall be subject to the approval of the Board, taking into account whether the nominated Independent Director meets the Independence Requirements, which approval shall not be unreasonably withheld.”

3.	Further Amendments to IRA. If the Closing, as contemplated under the Subscription Agreement, is not completed by January 31, 2016, the Company and HNA shall promptly consult in good faith to further amend Sections 2.01(a) and 2.02(a) of the IRA to provide the Company with more time to appoint or elect each of the HNA Director and the Independent Director.

4.	Miscellaneous.

(i) By executing this Amendment, each of the Company and HNA agrees that this Amendment fully satisfies the requirements for amending the provisions of the IRA as set forth under Section 5.07 of the IRA.

(ii) Except as expressly amended and/or superseded by this Amendment, the IRA remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the IRA, except as expressly set forth herein. Upon the execution and delivery hereof, the IRA shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the IRA. This Amendment and the IRA shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the IRA. If and to the extent there are any inconsistencies between the IRA and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control. This Amendment taken together with the IRA embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(iii) THIS AMENDMENT, INCLUDING THE FORMATION, BREACH, TERMINATION, VALIDITY, INTERPRETATION AND ENFORCEMENT THEREOF, AND ALL TRANSACTIONS CONTEMPLATED BY THIS AMENDMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, AND ALL CLAIMS OR DISPUTES RELATING HERETO, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW RULES OF SUCH STATE.

5.	Counterparts. This Amendment may executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

TUNIU CORPORATION

By:	/s/ Dunde Yu
Name: Dunde Yu
Title: Director & CEO

[Signature page to Amendment No. 1 to Investor Rights Agreement]

Execution Version

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

HNA Tourism Holding (Group) Co., Ltd.

By:	/s/ Tie Li
Name: Tie Li
Title: Vice Chairman & CEO

[Signature page to Amendment No. 1 to Investor Rights Agreement]